Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KINETIK HOLDINGS INC.

May 31, 2023

Kinetik Holdings Inc., a corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Kinetik Holdings Inc.

SECOND: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 2016 under the name “Kayne Anderson Acquisition Corp.” (the “Original Certificate”). An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 29, 2017 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amended and restated the provisions of the First Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on November 9, 2018. A First Amendment to the Second Amended and Restated Certificate was effective on June 30, 2020. A Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which amended and restated the provisions of the Second Amended and Restated Certificate, as amended, in its entirety, was filed with the Secretary of State of the State of Delaware on February 22, 2022.

THIRD: That the Board of Directors of the Corporation (the “Board”), by the requisite vote of its members, filed with the minutes of the Board, duly adopted resolutions proposing and declaring advisable the following amendments to the Third Amended and Restated Certificate:

RESOLVED, that the Third Amended and Restated Certificate be amended by amending Section 10.1 thereof to read in its entirety as follows:

“Section 10.1 Amendments. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Third Amended and Restated

Certificate and the DGCL; and, except as set forth in Article VIII and Article IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, any amendment, alteration, change or repeal of any provision contained in Article IX, or any provision inconsistent therewith or herewith, may be adopted, only, (i) until the earlier of (x) the date on which the BCP Sponsors no longer have any rights to designate nominees to the Board or (y) February 22, 2029, by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the earlier of (x) the date on which the BCP Sponsors no longer have any rights to designate nominees to the Board or (y) February 22, 2029, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

FURTHER RESOLVED, that the Third Amended and Restated Certificate be further amended by amending Section 8.1 thereof to read in its entirety as follows:

“Section 8.1 Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) with respect to any director, under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of the Corporation. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

FOURTH: That pursuant to resolution of the Board, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That the aforesaid amendment to the Third Amended and Restated Certificate was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its authorized officer on May 31, 2023.

KINETIK HOLDINGS INC.

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Chief Executive Officer, President and Chief Financial Officer